Exhibit 99.1

DOLLAR TREE STORES, INC. REPORTS
RECORD FOURTH QUARTER EARNINGS PER SHARE OF $0.96

CHESAPEAKE, Va. - February 28, 2007 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single price point dollar stores, reported earnings per share of $0.96, for the fiscal fourth quarter ended February 3, 2007, an increase of 18.5% from $0.81 per share for the fiscal fourth quarter ended January 28, 2006. As previously reported, sales for the quarter were $1.319 billion, a 22.2% increase compared to the $1.079 billion, for the same period, one year ago. These results included the extra, fourteenth week, commensurate with the 53-week retail calendar, which accounted for about $70 million in sales.

“Business was strong throughout the quarter,” said President and CEO Bob Sasser. “Our stores were ready for the holiday season with an amazing assortment of great merchandise and their execution was exceptional. In-store promotions like “build a wreath” and “build a gift basket” along with a focused, on-trend assortment of high value seasonal items brought merchandise excitement to our customers. Both traffic and average transaction size increased as we continued to see the benefit of our expansion of tender type acceptance, frozen and refrigerated capability in more stores, and better in stock positions on faster turning basic, everyday variety merchandise.”

For the fourth quarter, gross margin was 35.7%, a 40 BPS improvement from 35.3% last year. The rate improvement reflects favorable leverage from the extra week of sales and comparable store sales increases, along with a smaller impact from the shift to consumables in the merchandise mix, relative to recent quarters.

Selling, general and administrative expenses, as a percentage of sales, were 23.9% in the fourth quarter of 2006, compared to 22.6% in the same quarter last year. The increase in rate reflects higher field sales bonuses, incentive compensation and benefit expenses as well as a planned increase in advertising spend.

Operating margin in this year’s fourth quarter was 11.8%, versus 12.7% for the same period, one year ago.

For the year, sales totaled $3.969 billion, a 16.9% increase year-over-year, on a comparable store sales increase of 4.6%. Operating margin was 7.8%, versus 8.4% one year ago. Diluted earnings per share were $1.85.

“We generated significant free cash flow in 2006 and expended about $248 million for share repurchases, including $100 million through an accelerated share repurchase in the fourth quarter,” said Mr. Sasser. “We ended the year with over $300 million in cash and investments.”

The Company estimates sales for the first quarter of 2007 to be in the range of $935 - $955 million. Comparable store sales performance is expected to be positive low single digits after taking into account the potential negative sales impact of an earlier Easter. Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.32 to $0.35.

For the full year, the Company estimates sales will range from $4.22-$4.33 billion. This estimate is predicated on a square footage growth of approximately 10%. Comparable store sales are projected to be in the positive 1% to 3% range.

Fiscal year 2007 diluted earnings per share are forecast to be in the range of $1.96 to $2.10.  These estimates include approximately $200 million of estimated share repurchases in 2007. The Company has $427 million available to repurchase shares under a $500 million authorization approved in November 2006.

On Wednesday, February 28, 2007, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 800-289-0572. A recorded version of the call will be available until midnight Wednesday, March 7, and may be accessed by dialing 888-203-1112, and the access code is 3056149. International callers may dial 719-457-0820 and the access code is 3056149. The call will be webcast via Dollar Tree's website, www.DollarTree.com/medialist.cfm, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Wednesday, March 7.

The Company has decided to discontinue its quarterly pre-recorded business update, which was customarily delivered on the first Thursday of the last month of each quarter. Dollar Tree will continue to report sales on a quarterly basis, before market opening. The Company will report sales for the first quarter of Fiscal 2007 on Thursday, May 10.

As of February 3, 2007, Dollar Tree operated 3,219 stores in 48 states. For the year, Dollar Tree opened 211 stores, closed 40 stores, acquired 138 Deal$ stores and closed 4, and expanded or relocated 85 stores. The Company’s retail selling square footage totaled approximately 26.3 million at February 3, 2007, a 14.1% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward looking statements include statements regarding total and comparable-store sales and earnings for future periods, as well as our plans for square footage growth and share repurchase.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 12, 2006 and our Quarterly Report on Form 10-Q filed December 6, 2006. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	Feb. 3,	Jan. 28,	Feb. 3,	Jan. 28,
	2007	2006	2007	2006

Net sales	$1,318.9	$1,079.0	$3,969.4	$3,393.9

Cost of sales	848.6	698.6	2,612.2	2,221.5

Gross profit	470.3	380.4	1,357.2	1,172.4
	35.7%	35.3%	34.2%	34.5%

Selling, general & administrative expenses	314.7	243.8	1,046.4	888.5
	23.9%	22.6%	26.4%	26.2%

Operating income	155.6	136.6	310.8	283.9
	11.8%	12.7%	7.8%	8.4%

Interest expense, net	2.2	1.9	7.9	8.7

Income before income taxes	153.4	134.7	302.9	275.2
	11.6%	12.5%	7.6%	8.1%

Income tax expense	55.8	48.2	110.9	101.3

Net income	$97.6	$86.5	$192.0	$173.9
	7.4%	8.0%	4.8%	5.1%

Net earnings per share:
Basic	$0.97	$0.81	$1.86	$1.61
Weighted average number of shares	100.9	106.4	103.2	108.3

Diluted	$0.96	$0.81	$1.85	$1.60
Weighted average number of shares	101.5	106.8	103.8	108.8

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Feb. 3,	Jan. 28,
	2007	2006

Cash and cash equivalents	$85.0	$65.8
Short-term investments	221.8	274.0
Merchandise inventories	605.0	576.5
Other current assets	47.2	27.4
Total current assets	959.0	943.7

Property and equipment, net	715.3	681.8
Intangibles, net	146.6	129.3
Other assets, net	52.4	43.6

Total assets	$1,873.3	$1,798.4

Current portion of long-term debt	18.8	19.0
Accounts payable	189.2	135.6
Other current liabilities	132.0	99.2
Income taxes payable	43.3	41.7
Total current liabilities	383.3	295.5

Long-term debt, excluding current portion	250.0	250.0
Other liabilities	72.3	80.6

Total liabilities	705.6	626.1

Shareholders' equity	1,167.7	1,172.3

Total liabilities and shareholders' equity	$1,873.3	$1,798.4

STORE DATA:
Number of stores open at end of period	3,219	2,914
Total selling square footage (in millions)	26.3	23.0

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	53 Weeks	52 Weeks
	Ended	Ended
	Feb. 3,	Jan. 28,
	2007	2006

Cash flows from operating activities:
Net income	$192.0	$173.9
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	159.0	140.7
Other non-cash adjustments	(10.1)	(12.2)
Changes in working capital	71.9	62.7
Total adjustments	220.8	191.2
Net cash provided by operating activities	412.8	365.1

Cash flows from investing activities:
Capital expenditures	(175.3)	(139.2)
Purchase of short-term investments	(1,044.4)	(885.5)
Proceeds from maturities of short-term investments	1,096.6	822.8
Purchase of Deals assets, net of cash acquired of $0.3	(54.1)	-
Purchase of restricted investments	(9.3)	(29.9)
Other	(4.2)	(3.7)
Net cash used in investing activities	(190.7)	(235.5)

Cash flows from financing activities:
Principal payments under long-term debt and capital lease obligations	(0.6)	(0.6)
Proceeds from stock issued pursuant to stock-based
compensation plans	40.3	10.7
Payments for share repurchases	(248.2)	(180.4)
Tax benefit of stock options exercised	5.6	-
Net cash used in financing activities	(202.9)	(170.3)
Net increase (decrease) in cash and cash equivalents	19.2	(40.7)
Cash and cash equivalents at beginning of period	65.8	106.5
Cash and cash equivalents at end of period	$85.0	$65.8

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